EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated June 24, 2010, with respect to the statements of condition including the related portfolios of Great International Franchise Portfolio, Series 40 and U.S. Multinational 50 Portfolio, Series 32 (included in Van Kampen Unit Trusts, Series 993) as of June 24, 2010, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-166156) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
June 24, 2010